UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2017

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 National Business Parkway, 5th Floor

Annapolis Junction, MD 20701

(Address of Principal Executive Offices) (Zip Code)

(301) 323-9090

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 19, 2017, Colfax Corporation (“Colfax”) completed its previously announced private placement offering of €350 million in aggregate principal amount of its 3.250% senior notes due 2025 (the “Notes”). The Notes were issued pursuant to an Indenture, dated as of April 19, 2017 (the “Indenture”), by and among Colfax, the subsidiary guarantors named therein (collectively, the “Guarantors”), Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as paying agent, and Deutsche Bank Luxembourg S.A., as transfer agent, registrar and authenticating agent.

The Notes are senior, unsecured obligations of Colfax and will be initially guaranteed on a senior, unsecured basis by each of Colfax’s subsidiaries that guarantee Colfax’s obligations under the Credit Agreement, dated as of June 5, 2015, by and among Colfax, the subsidiary guarantors named therein, Deutsche Bank AG, New York Branch, as administrative agent, the other lenders named therein and the other arrangers or agents party thereto.

The Notes will pay interest at a rate of 3.250% per year, payable semi-annually in cash in arrears on May 15 and November 15 of each year, beginning on November 15, 2017. The Notes will mature on May 15, 2025, unless repurchased or redeemed in accordance with their terms prior to such date.

The Notes will be redeemable, in whole or in part, at any time on or after May 15, 2020 on the redemption dates and at the redemption prices specified in the Indenture. In addition, Colfax may redeem up to 35% of the Notes before May 15, 2020 with the net cash proceeds from certain equity offerings at a redemption price of 103.250% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date. Colfax may also redeem some or all of the Notes before May 15, 2020 at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date, plus a “make whole” premium.

If Colfax experiences certain kinds of changes of control as set forth in the Indenture, each holder of Notes may require Colfax to repurchase all or a portion of the Notes so held at a price equal to 101% of the principal amount of such Notes, plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase.

The Indenture contains covenants that, among other things, restrict the ability of Colfax and its restricted subsidiaries to incur more debt, create liens or other encumbrances, enter into sale-leaseback transactions, and merge, consolidate or sell, or otherwise dispose of, substantially all of their assets. These limitations are subject to a number of important qualifications and exceptions.

The Indenture contains customary Events of Default (as defined in the Indenture), including:

•	default for 30 days in the payment when due of interest on the Notes;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

•	failure by Colfax to comply with its other obligations under the Indenture, in certain cases subject to notice and grace periods;

•	payment defaults and accelerations with respect to other indebtedness of Colfax and its restricted subsidiaries in the aggregate principal amount of $150.0 million or more;

•	specified events involving bankruptcy, insolvency or reorganization of Colfax or certain of its subsidiaries; and

•	failure by Colfax or its restricted subsidiaries to pay certain final judgments aggregating in excess of $150.0 million within 60 consecutive days of such final judgment.

Upon an Event of Default, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all the Notes to be due and payable immediately. In the case of Events of Default relating to bankruptcy, insolvency or reorganization, all outstanding Notes will become due and payable immediately without further action or notice.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this report is qualified in its entirety by reference to the Indenture.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01. Entry into a Material Definitive Agreement.” is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as a part of this report.

Exhibit No.	Description

4.1	Indenture, dated as of April 19, 2017, by and among Colfax Corporation, as issuer, the Subsidiary Guarantors named therein, as guarantors, Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as paying agent, and Deutsche Bank Luxembourg S.A., as transfer agent, registrar and authenticating agent.

4.2	Form of Global Note (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Colfax Corporation

By:	/s/ Christopher M. Hix
Name:	Christopher M. Hix
Title:	Senior Vice President, Finance, and Chief Financial Officer and Treasurer

Date: April 19, 2017

EXHIBIT INDEX

4.1	Indenture, dated as of April 19, 2017, by and among Colfax Corporation, as issuer, the Subsidiary Guarantors named therein, as guarantors, Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as paying agent, and Deutsche Bank Luxembourg S.A., as transfer agent, registrar and authenticating agent.

4.2	Form of Global Note (included in Exhibit 4.1).